Exhibit a5h

Collectors Universe Reminds Shareholders to Receive their Significant Cash Premium by Tendering Shares Ahead of February 3rd Deadline

“Best and Final” Offer of $92.00 per Share Represents an Approximately 32% Premium to Closing Share Price on November 25, 2020

Collectors Universe Board of Directors Unanimously Recommends All Shareholders Tender Shares

NEWPORT BEACH, Calif., January 28, 2021 – Collectors Universe (NASDAQ: CLCT) (“Collectors Universe” or the “Company”), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today reminds all Collectors Universe shareholders to tender their shares into the offer commenced by an investor group led by entrepreneur and sports card collector Nat Turner, D1 Capital Partners L.P., and Cohen Private Ventures, LLC, (the “Investor Group”). The significant cash premium of $92.00 per share will only be paid if the number of shares tendered into the tender offer together with any shares beneficially owned by the Investor Group equals at least one share more than a majority of all issued and outstanding Company shares. Your decision to tender your shares is very important, and is the only way to help ensure all Collectors Universe shareholders receive this significant premium. The deadline to tender your shares is by end of day Eastern Time on February 3, 2021.

The “best and final” offer is $92.00 per share in cash, representing an approximately 32% premium to Collectors Universe’s unaffected share price on November 25, 2020, the last full trading day before the transaction was announced, and a premium of 18% to the Company’s closing share price on January 19, 2021, the last trading day before the terms of the transaction were amended and restated to reflect the Investor Group’s “best and final” offer.

The Collectors Universe Board of Directors unanimously recommends that all shareholders tender their shares in the tender offer. The recommendation is more completely described in the Schedule 14D-9 previously filed by Collectors Universe with the Securities and Exchange Commission on December 17, 2020, and subsequent amendments thereto.

SHAREHOLDERS WITH QUESTIONS ABOUT HOW TO TENDER THEIR SHARES SHOULD CONTACT INNISFREE M&A INCORPORATED AT (877) 456-3510.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company’s website, http://www.collectorsuniverse.com, and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding Collectors Universe’s expectations, beliefs or views about its pending acquisition by an investor group (the “Transaction”), including the anticipated timing of the Transaction; considerations taken into account by the Collectors Universe Board of Directors in approving the Transaction; and expectations for Collectors Universe’s operating plan and growth rate, all of which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which its business and its markets are subject, Collectors Universe’s future financial performance may differ, possibly significantly, from expectations regarding its future financial performance that are expressed in, or that may be implied or inferred from the discussion in, this news release. Those risks and uncertainties, and their possible impact on Collectors Universe’s future financial performance, include, but are not limited to, the following: the risk that the conditions to the closing of the Transaction are not satisfied, including the risk that a sufficient number of Collectors Universe’s shareholders do not tender their shares into the tender offer; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Collectors Universe; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; Collectors Universe’s continued dependence on its coins, and cards and autographs businesses, which historically have generated more than 90% of Collectors Universe’s total consolidated revenues and a substantial portion of its operating income, which make its operating results more vulnerable to conditions that could adversely affect those businesses, such as the volatility of precious metals prices that could adversely affect its coin revenues; the risk that Collectors Universe’s future operating results could deteriorate if recently released COVID-19 vaccines permit a return to more normal living and working conditions and consumer interest in its collectibles markets consequently declines; the risk that it may become necessary for Collectors Universe to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of its control or due to adverse financial performance and the cash needs of its business in the future; the risk that domestic or international economic conditions may deteriorate as a result of events outside of Collectors Universe’s control, which could lead to reductions in the demand for its collectibles authentication and grading services and, consequently, in its revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for Collectors Universe’s services; the risks that claims under Collectors Universe’s coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves that it maintains for such claims will prove to be inadequate, which could cause its gross profit margin and operating results to decline or cause Collectors Universe to incur operating losses; the risk that Collectors Universe’s strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling it to improve its profitability or may even cause Collectors Universe to incur significant losses; and the risks and added complexity of conducting business overseas.

Additional information regarding these risks and other risks and uncertainties to which its business is subject is contained in Item 1A, entitled “Risk Factors”, in Collectors Universe’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, which it filed with the SEC on August 26, 2020. Readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, Collectors Universe’s financial results in the future may differ from those currently expected due to additional risks and uncertainties of which it is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to the aforementioned risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred in this news release or in or in Collectors Universe’s Annual or Quarterly Reports filed with the Securities and Exchange Commission (the “SEC”), which speak only as of their respective dates. Collectors Universe also disclaims any obligation to update or revise any of the forward-looking statements contained in this news release or in its Annual or Quarterly Reports that it has filed with the SEC as a result of new information, future events or otherwise, except as may be required by law or Nasdaq rules.

Contacts

Collectors Universe

Investor Relations Contact:

Shelton Group

Leanne K. Sievers

949-224-3874
sheltonir@sheltongroup.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Eric Brielmann

212-355-4449